OPTIMIZERx Corporation

Moderator: Gabrielle Sabatini

May 16, 2013

12:00 p.m. ET

Operator:	Good day everyone and welcome to the OPTIMIZERx Incorporated First Quarter 2013 Earnings Release conference call.

Just as a reminder, today's conference is being recorded. There will be a 30 minute call, with a potential for questions after the discussion. A transcript will be available for 90 days for those interested parties who want a copy. Please contact Ms. Gabrielle Sabatini in our Rochester, Michigan, headquarters.

Now for opening remarks and introduction, I would like to turn the conference over to Mr. David Lester, Chief Operating Officer of OPTIMIZERx. Please go ahead Mr. Lester.

David Lester: Thank you, operator, and thanks everyone for joining us today to review the company’s first quarter financial 2013 performance and a general update on the business prospects going forward. On the call with me today is also Shad Stastney, the Chairman and Chief Executive Officer of OPTIMIZERx; and David Harrell, who is the Chief Strategy Officer and Vice Chairman of OPTIMIZERx and founder.

As required, I’m going to read the Safe Harbor language to begin the call.

This conference may contain certain forward-looking statements within the definition of Section 27A of the Securities Act of 1933. As amended in subsection 21E of the Securities Act of 1934 Amended. These forward-looking statements should not be used to make any investment decisions, the words potentially, estimate, possibility and seeking and similar expressions identified forward-looking statements which speak only as of the date the statement was made. The company undertakes no obligation to publicly update or revised any forward-looking statements whether because of the new information, future events or otherwise.

The forward-looking statements are inherently subject to risk and uncertainties, some of which cannot predicted or qualified. Future events and natural results could differ materially from set forth and contemplated by or underlying the forward-looking statements. The results and uncertainties to which forward-looking statements are subject to include but not limited to the effect of government regulation, competition and other material rights.

With that said, let me take this first opportunity to provide an overview of the first quarter financials.

First quarter revenues for the company was $669,290, it was up from $329,403 in the first quarter of 2012 and represents a 103 percent increase in revenue period-over-period. Additionally our bottom-line continues to improve.

Considering that we made a $150,000 payment to Allscripts that covers the final development expenses in revenue share in the first quarter, we posted a loss of $104,826 in net income for the first quarter of 2013 as compared to a net loss of $300,919 in the first quarter of 2012. Also looking at the results by moving the non-cash expenses, the net loss for the first quarter was $2,963 as compared to a net loss of $127, $163 the same period a year prior.

We’re excited that in April we were able to post a distributions through SampleMD of a 119,769 distributions total. Of that we’ve seen 28,665 of those distributions were done at a zero cost due to a legacy program that we were engaged with.

To further talk about some of the activities and accomplishments, I will now turn the call over to Mr. Shad Stastney.

Shad Stastney: Hello everyone, this is Shad Stastney, I’m very happy to be back for my second official conference call. I’m happy to have gotten the chance to meet and speak with a number of you over the course of the last quarter and look forward to doing more of that in the future as well. Thanks to Dave Lester for that good overview.

As Dave noted, I think some, you know, some very positive trends in our business as we’ve previously highlighted in certain press releases and some discussions. Primarily our distribution numbers continue to rise as we had hoped, approximately 19,769 in April versus approximately 85,000 in March. We do expect that trend to continue.

The variability associated with that and the rate of growth will be determined by a couple of things; number one, the growth of our network which will we expect will continue and may accelerate later in the year primarily as a results of adding new EHRs and partnership with PDR, Physicians’ Desk Reference which Dave Harrell will talk about in a little bit detail in a second.

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And also the other variable, the other primary variable of that growth is going to be the availability of programs through pharma. We think we have an excellent pipeline there as well and expect to see that continue to sustain and grow overtime as well, so very happy with that trend.

The other thing I think I would note in terms of the number is that as many of you are aware there was a fairly significant amount of deferred revenue that was recognized in the fourth quarter. The Q1 number almost slightly lower represented a slightly higher amount of current revenue. So that continues to move in a direction that we have hoped as well.

On the strategic and partnership side, again, leaving some for Dave to talk about in a second. We would like to highlight the coming implementation with PDR where we expect a lot of benefits from that including access through their system to an increasing number of ACPs, healthcare providers and EHRs, we’re very excited about that.

We also have a number of other business development and strategic initiatives including new products and technological advances which we think will be key for our business perhaps not over the next quarter but over the next several quarters. And both of those I think would be best for Dave Harrell, who’s primary responsible for those to address. Dave.

David Harrell: Great. Thank you, Shad.

Per Shad’s mentioning, we’re really excited about ramping up and launching our partnership with Physicians’ Desk Reference, PDR. They are probably the most recognized brand in the industry as it relates to physician but they are fact in terms of partnering with us to work with pharmaceutical companies to not only sell our platforms but the combined platforms is very exciting.

Physicians’ Desk Reference for those that don’t know is kind of the gold standard in – at one time delivering what they use to call the pharmaceutical bibles which had all the information about drugs to now working to integrate somewhere in our (fashion) within EHRs. And the good news about their integration with EHRs is there is a lot of synergy in that area that’s going to expand our ability to reach doctors with our eCoupon as well as some of our newer service.

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But the benefit to is the EHRs are looking for this type of complementary integration where not only can they get eCoupons and patient ed delivered to somebody like a SampleMD in a proprietary and most effective way, but now the fact that they can get product information to such as dosing, prescribing information, latest information on the product, not only this pharma thing, I think this is very powerful but the EHRs do too so more and more of them that have been sitting somewhat on the sidelines waiting to get through a lot of their meaningful use are now saying, “OK, we love the partnership.” And there’s a very, very active discussions regarding new EHRs including some very large ones. So we’re very excited about that.

We’re equally excited too about positioning our technology well behind the eCoupon. And what I mean by that is in essence we have really created not necessarily eCoupon on-demand delivery or technology vehicle but really some patient support on-demand delivery that can deliver any customize content to base on who the doctors that’s requesting as well as the patient. So as you think of us, we really are much more robust than eCoupons.

For example patient education. We are now moving our technology that we’ll be able to handle in excess of the million calls per day to actually determine who is it again that’s requesting it, what type of patient and actually customize both savings that might be delivered and can be customize to that particular type of patient, such as a new patient (versus) an existing patient. But as well as customizing even patient content that can go along with it.

So for example if I’m – something a simple as anybody over 65 might have larger font size to something much more interesting such as well, we know this patient is a first time patient so let’s give him a voucher to get the full prescription paid for him and let’s teach him how to use the product most effectively. First somebody that’s been on it already, there might be a more adherence type of message within the patient education.

So again, our ability to take millions of transactions on a daily basis and determine exactly was it is to best serve the position of the patient is extremely exiting to pharma as they try to segment out different types of patient and it’s extremely exciting to EHRs because they are looking for meaningful use solutions that’s actually going to be required in 2014 beginning in giving patient education out.

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So again, we think that we have the right team, the right technology, the right partners to continue to escalate our growth. And again, we’re very excited about the upcoming future to that regard.

Great. Dave, thank you very much.

David Lester: With that I think we’ve reached the end of our prepared statements so I think we’re ready to open it up for questions.

Operator:	At this time, if you would like to ask a question, press star then the number one on your telephone keypad.

We will pause for just a moment to compile the Q&A roster. Again if you would like to ask a question press star, one.

Your first quarter comes from the line Brian Marckx with Zacks Investment.

Brian Marckx: Hey guys, congratulation on all the progress. Relative to PDR, how big is this in terms of physician reach and anymore specifics you can provide on when you expect to start rolling out?

David Harrell: Yes. So PDR reaches an additional 100,000 doctors. But I will say that they reach them at different points within both the ePrescribing process as well as the EHR.

Now the good news is that additional reach is very powerful. Equal to this too is again they actually have different points throughout the electronic health record even outside of ePrescribe where for example their PDR search box not only give product information but will now also give our eCoupons as well as now given the ability as you guys – as we have mentioned in the past, our ability to actually invite a rep or request drug samples which we are going to – which we are going to be the platform for that as well which is again a very exciting opportunity.

So on the other side though is, it’s not as automated either as ours that’s electronically happens every time a prescription is actually sent. So again, you know, I don’t think – one of the things I’ll caution though is the fact that there might be an additional 100,000 doctors but again they may not have the same transaction among what have with our automated system.

That being said though, they are going to go to their existing and collectively we are in discussions with current EHRs to automate our system within that too that will automate the eCoupons. And we see that happening in some meaningful use beginning in third quarter and ramping up in the fourth quarter.

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Brian Marckx: OK. In the 10-Q, you mentioned SampleMD generated a 177,000 new ePrescriptions, do you have an investor presentation that mentions a 129,000 in the same period. Is there a difference in language or is this – am I looking at two different things?

Shad Stastney: I think the difference there was in the initial presentation which I think is dated now, the one that you have. We have included some distribution from a legacy programs for which we’re not being paid. So the 177,000 is an accurate distribution number but the significant portion of those were from an unpaid legacy program which is still running. Portion of the distribution for April were from that program as well.

Brian Marckx: OK. So the 129 relates to the ones that you were paid for?

Shad Stastney: Correct.

Brian Marckx: OK. Can you provide an average per unit payment?

Shad Stastney: For the – I don’t have the exact number, I’ll give you a round number, but for the distribution based – for those program we’re being paid on the per distribution basis, the average is very close to $4.

Brian Marckx: OK.

David Harrell: Probably (of course) a little bit.

Shad Stastney: Yes. Probably a little bit better.

Brian Marckx: On the last call, you talked about in opt-in option versus an opt-out and that you’re going to move to the opt-out, is that being implemented now?

David Harrell: Yes, good question. Unfortunately that decision on the executive board and Allscripts has been delayed to June 15. There’s a tremendous internal push to do that, the fact that utilization is much lower than it anticipate, it seems to be optimistic that that will happen but there’s unfortunately not an update on that.

Brian Marckx: OK. So the decision will be on June 15th then?

David Harrell: That’s from the last update we have.

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Brian Marckx: OK. OK. OK, thanks a lot guys.

David Harrell: Thank you.

Operator:	Your next question comes from the line of Neil Cataldi with Blueprint Capital.

Neil Cataldi: Hi, guys. A couple of questions if I may. First, the legacy number from April, I think I didn’t catch that one when you said it earlier. Could you refresh me real quick?

David Lester: The portion of the April distribution that were legacy programs?

Neil Cataldi: Yes.

Shad Stastney: 28,665.

Neil Cataldi: What was that – what was that again, I’m sorry.

David Harrell: I’m sorry, 28,665.

Neil Cataldi: OK, great.

David Harrell: Just so you know one of our big partners that had made this transaction outside of us previously. So as part of our agreement we would serve that as well.

Neil Cataldi: OK. What can you say about distributions going forward, there’s been a really, you know, material increase over the past few months, how should investors look at that? Should we, you know, expect that to level off at some point? And are you – is the, you know, is pharma allocating the budget to you for that to continue going forward?

Shad Stastney: Sure. I mean, you kind of – as noted previously, there are two, you know, big variable set. Both of which we think are moving in the right direction but both of which will move, you know, will move those numbers and we’ll change the rate of growth.

Neil Cataldi: OK.

Shad Stastney: So the first is the size of our distribution network which we do expect as Dave Harrell were saying to, you know, expand – continue to expand and to expand probably fairly (inaudible) as we go in the third and fourth quarter. The other is that you noted, you know, the number of active programs and the amount of budget in those active programs.

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We’re also seeing, you know, more programs coming online, you know, we’re using budget I think, you know, quite quickly and quite aggressively for this brands. We see a very persuasive ROI on this programs for the brand. Ultimately of course what they allocate is out of our control but, you know, we don’t see any lack of enthusiasm among the brands for the program and the ROI.

Neil Cataldi: OK. Yes, and the press release you mentioned a couple of large pharmaceutical company that have come on in the past quarter, have some of those been without restriction geographically as well?

David Harrell: Yes. I mean, I think most of that now are moving to that. Most of our very, very tight scale because as you know with this large companies though again flexibility in budgets is never an easy situation but I think they view it as a good problem to have and they’re actively stating to us that they are very excited about the growth opportunity.

Neil Cataldi: OK. As far as the urology EHR that you have spoken about in the past. Is there any timing about when that might come on and have you been able to – has pharma, you know, allocated any budget yet to the high volume it might come through on that.

David Harrell: That’s a great question, Neil. We’re pleased to tell you that it’s just launched Monday night in a beta test for a small group of doctors to start with.

Neil Cataldi: OK.

David Harrell: I think it’s about 500. And again there’s some key drugs that are coming onboard that will require significant increase of the budget example (CLS), (Vesicare). And again they’re in the process of gaining that commitment to us, I mean, we do have budgets they’re allocated but, you know, the specialty networks that we’re looking in creating – we just were approached by an oncology group for example. Really are nice because some of them don’t have a huge position site numbers but to key brands, it’s an ideal way to acquire much – you know, some brands that have been a little bit skeptical to get in because they haven’t focused on primary care.

So again, we’re close to announcing for example some major, major drugs in the urology because of that and naturally not only do we have urologist within this network but just for example throughout the rest of our networks too we have probably another 8,000 urologist too. So again, I think this specially networks are really exciting and powerful and, you know, it’s not just about number game of doctors, it’s about what type of doctors.

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Neil Cataldi: Right. And just to refresh people that are listening, how large is that urology network that’s starting to kick in?

David Harrell: Well, I mean, the Healthtronics network is, I think on it’s own about 2,300 but if you look at our other EHR platform, we reach about 8,000, I think it’s close to that number.

Neil Cataldi: OK. One last question, if I may. I notice some information on your relationship with LDM, and I was wondering if you could just provide some color on maybe what, you know, what happened there was a breakdown I guess with the relationship so what is that saying currently?

Shad Stastney: Sure, this is Shad. Yes, so the current status is as of this morning, I think many of you know from our previous release, we have been sued by LDM initially for patent infringement. We reached a settlement and patent license agreement with them which included a master services agreement providing the terms for some other business sharing. LDM has since then contended that those agreements were violated by us and has sought to terminate them and reinstitute a lawsuit.

As of yesterday, we filled a response for that which includes request for a preliminary injunction to enforce that agreement. And complained that requires the declaratory judgment for damages and enforcement. And so – and primarily what we’re seeking to enforce is their commitment to promote all of their eCoupons through us.

So I think that should be publicly available in the fairly near future, I would guess it will come online today, finally. And we expect that to move fairly quickly because it is a request for preliminary injunction and therefore needs to be dealt with within approximately seven days.

Neil Cataldi: OK. Did something, I mean, did something happened on their end? I mean, it seems like the two parties were moving forward and then, you know, is there a reason why they may have a change of heart?

Shad Stastney: That unfortunately I – that I can’t speculate on as to why they might have done that.

Neil Cataldi: All right, great, thanks, I appreciate – I appreciate the response.

Shad Stastney: No problem.

Operator:	As a reminder if you like to ask a question, please press star one.

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And your next question comes from the line of (David Cher), a private investor.

(David Cher): Hi guys, how it’s going? I have a few questions maybe I can ask. With the PDR relationship, will their dataset and their name kind of come built in to SampleMD, is that how that works? Is their brand will be represented through the SampleMD?

David Harrell: I think so. Currently right now, we have two separate platforms that we basically are – we’re looking to unify the integration of both as we approach EHRs and they’re in discussion right now. But again if you will picture ours being the fully integrated solution within the ePrescribe and picture theirs generally floating outside of that. Slightly in the ePrescribe.

So if you hover a product name for example, you’ll see a variety of information of the drug, it’s very powerful, you know, dosing, prescribing latest information. Even to view the eCoupons that we present to them. But additionally, they have the search box as well.

But when they select the medication ours works exactly which is what they are looking for and they didn’t have that solution is to leverage our proprietary technology and brand. And so down the road though they are very excited about our desktop application and maybe private labeling that because, you know, they have the database of over 800,000 doctors, for example, and the ability to potentially allow a downloadable application under their brand is something that we think is an additional opportunity.

So does that answer your question, (David)?

(David Cher): Yes, I think so. Can you provide any color on when that’s launching? Is that like when both brands will start co-marketing the relationship?

David Harrell: Yes. We anticipate a press release soon announcing it to both pharma and (PDHR) as well as certainly our investor community. And then we’re going to actively – we have an active negotiations with some various strategic EHRs that given, you know, we haven’t officially signed the document yet but very, very positive so that’s – we’re quite excited about that, and are in fact to our reach. And again, in those discussions, they want both applications and both systems, both are fully integrated as well as the PDR solution. Because it’s very complementary, I mean, their strength is to give product information; our strength is, you know, the saving of information.

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(David Cher): So there’s a possibility that essentially a new EHR would bring on SampleMD and within SampleMD there would be a PDR kind of database is that, you know, is that a way to look at it?

David Harrell: Yes or vice versa.

(David Cher): OK, great, great. The legacy business that you guys still have, is there a timeline on when that ends? And is there a possibility of that becoming paying business?

David Harrell: Yes, that’s an excellent question. Yes. And I don’t have the specific date but absolutely, we anticipate that rolling into certainly something that would be inline with our standards programs.

(David Cher): OK. And regarding the urology group that you guys are working with, is that opt-out?

David Harrell: No, it doesn’t. The only opt – excuse me, yes, it is. I’m sorry. Yes, it’s an opt-out. So the only opt-in program we currently have is with Allscripts Pro and again management is looking to remove that and flip that.

(David Cher): OK. So having that urology group come online opt-out is a pretty big deal obviously specially if you got some of the key drugs in the sector?

David Harrell: Absolutely.

(David Cher): OK. One last question that maybe I don’t know if you guys have the answer offhand. Can you tell us how many legacy distributions you had in March so we can kind of compare how many were in April versus March?

David Harrell: We don’t – I don’t have that.

Shad Stastney: We don’t have that number.

David Harrell: But both numbers went up. But, you know, again, I don’t …

Shad Stastney: It’s probably going to be relatively proportional to the March number.

David Harrell: Yes.

(David Cher): OK.

Shad Stastney: But we can get the exactly number for you, certainly.

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(David Cher): OK. Great. Thanks a lot, Shad, and thanks Dave, have a good one.

David Harrell: My pleasure.

Operator:	And there are no further questions at this time.

Shad Stastney: OK. Well, with that, we like to thank everyone very much for signing on. We look forward to speaking with those of you who have additional questions at any time. And we look forward to speaking with you again in about three months about our future results. Thank you very much.

Operator:	This concludes today’s conference call. You may now disconnect.

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